MASTER AGREEMENT

    THIS MASTER AGREEMENT is entered into this 30th day of June, 1995, by and between Broadway & Seymour, Inc., a Delaware corporation with its principal place of business in Charlotte, North Carolina 28202 on behalf of itself and its wholly owned subsidiaries (cumulatively, "BSI") and Jack Henry & Associates, Inc. ("Client"), a Delaware corporation with its principal place of business in Monett, Missouri.


1.    NATURE OF AGREEMENT

1.1 Scope and Purpose of Agreement. Prior to the execution of this Agreement, BSI has evaluated and assessed Client's software related needs and has determined the extent to which the software licensed hereunder would be appropriate for Client's needs. This Agreement relates to BSI s licensing to Client of certain intellectual property rights and BSI's provision to Client of certain services. This Agreement does not relate to the sale of tangible copies of software to Client.

1.2 Effect of Master Agreement. This Agreement constitutes the complete understanding between the parties with respect to the terms and conditions set forth herein and supersedes all previous written or oral agreements and representations. The terms and conditions of this Agreement shall control over any terms and conditions in any solicitation, request for proposal, proposal, purchase order, acknowledgment or other written form. This Agreement may be modified only in a writing that expressly references this Agreement and is executed by both of the parties hereto.

1.3 Term. This Agreement shall become effective upon execution by both of the parties hereto and shall continue in effect for a term of one year. This Agreement shall thereafter continue until the license granted hereunder is terminated by BSI or Client pursuant to Section 2.2. The provisions of Articles 5 and 6 hereof shall survive and continue in full force and effect notwithstanding the termination of this Agreement or such license.

1.4 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

      1.4.1 "BANCStar Application" means any application program created by Client that is generated by BANCStar Generator and executed by BANCStar Processor, including any derivative version of BANCStar Spectrum created by Client.

      1.4.2 "BANCStar Generator" means Version 10.0 of BSI's BANCStar Generator in both object and source code, the related Technical Reference Guide and both object and source code versions of the separate software package used to generate the license and security file for each user and any existing documentation related thereto, together with any updates and new releases thereof provided to Client during the term hereof in connection with the Maintenance Services.

      1.4.3 "BANCStar Processor" means Version 10.0 of BSI's BANCStar Processor in both object and source code and the related Standard User Manual and standard demonstration application set, together with any updates and new releases thereof provided to Client during the term hereof in connection with the Maintenance Services.

      1.4.4 "BANCStar Spectrum" means the current version of BSI's BANCStar Spectrum in both object and source code, including all of the existing modules thereof, and all existing system and user level documentation related thereto.



      1.4.5 "BSI Software" means BANCStar Processor, BANCStar Generator and BANCStar Spectrum.

      1.4.6 "Community Banks" means those financial institutions that have assets of no more than One Billion Dollars and who are licensees of the CIF 20/20, Silverlake or Liberty software owned directly or indirectly by Client, or any modification or new version thereof.

      1.4.7 "Maintenance Services" means those maintenance and support services provided by BSI to Client pursuant to Article 4 of this Agreement.

      1.4.8 "Transition Services" means those services provided by BSI to Client pursuant to Article 3 of this Agreement.


2.    LICENSE OF BSI SOFTWARE

2.1 Grant of License. BSI hereby grants to Client, and Client hereby accepts from BSI, subject to the terms and conditions of this Agreement (specifically including the restrictions on use), a nontransferable right and license in and to the BSI Software. Upon the payment of the license fee specified in Exhibit B, the license shall be fully paid and royalty-free. The license is worldwide, subject to the restrictions set forth in
      Section 8.1. The license is perpetual unless terminated by either party in accordance with Section 2.2. The license shall be exclusive as to BANCStar Spectrum and nonexclusive as to BANCStar Generator and BANCStar Processor.
      Client shall have only those rights in the BSI Software expressly granted herein and BSI retains all other right, title and interest in the BSI Software. BSI retains all rights to patents, copyrights, trademarks and trade secrets in or relating to the BSI Software.

      Client shall retain all legends relating to copyright or confidentiality on all copies of the BSI Software and shall stamp any additional copies of these materials and all portions, modifications, or other compilations thereof with appropriate confidentiality legends.

2.2 Term. Client s right and license to use the BSI Software shall be effective until terminated in accordance with the express provisions of this Section 2.2. Client may terminate the license upon written notice to BSI and compliance with the procedures described below. BSI may terminate the license upon written notice to Client should Client materially breach
      Section 2.3 or Article 6 hereof and fail to cure that breach within sixty
      (60) days after written notice from BSI specifying in detail the nature of the breach and the steps that must be taken by Client to cure the breach. Upon termination, Client shall discontinue the use of and shall return to BSI all copies of the BSI Software and related documentation and shall destroy, and document in writing such destruction of, any embodiments of these materials stored in or on a reusable electronic or similar medium, including but not limited to memory, disk packs, tape, and other peripheral devices. Termination of the license by Client or BSI shall in no event entitle Client to a refund of any license fees. Any permitted sublicense granted by Client during the term of this Agreement shall survive the termination of this license.

2.3 Restrictions on Use. Client shall not use, copy, display, perform, distribute, sublicense or create derivative works of the BSI Software except to the extent expressly provided below:

      2.3.1 Client may use, copy and create derivative works of BANCStar Generator for its internal purposes in writing and compiling BANCStar Applications to be licensed to Community Banks. Client shall not transfer, sublicense or otherwise assign its rights in

              BANCStar Generator to any third party nor allow any third party to access or use BANCStar Generator.

      2.3.2 Client may use, copy and create derivative works of both object and source code versions of BANCStar Processor for its internal purposes in developing, maintaining and modifying BANCStar Processor. Client may grant sublicenses to Community Banks permitting each such Community Bank to use object code copies of BANCStar Processor for the Community Bank's internal business use, contingent upon Client having included in each such sublicense terms that protect BSI's intellectual property rights in BANCStar Processor and impose an obligation of confidentiality on the sublicensee in a manner no less extensive than BSI's Master License for Liberty software, a copy of which is attached as Exhibit C. Client shall not transfer, sublicense or otherwise assign its rights in BANCStar Processor to any third party nor allow any third party to access or use BANCStar Processor except as provided above.

      2.3.3 Client may use, copy, display and create derivative works of BANCStar Spectrum and grant sublicenses of BANCStar Spectrum to Community Banks.

      2.3.4 Should any Community Bank that is a sublicensee of BSI Software hereunder cease to be a Community Bank, as defined herein, as a result of acquiring, being acquired by or merging with another banking institution, that Community Bank may retain its then existing sublicense of BSI Software but Client may not grant that sublicensee any further rights in BSI Software that would expand the use thereof beyond that scope of use typical for a Community Bank.

2.4 Client Responsibility. Client shall be solely responsible for obtaining, maintaining and operating at its expense all computer hardware and software necessary for the use of the BSI Software being licensed pursuant to this Agreement. Without limiting the generality of the foregoing, Client acknowledges that it must license software from Bankers Systems in order to generate disclosure forms and documents.


3.    TRANSITION SERVICES

      For a period of one year commencing upon the date hereof, BSI shall provide to Client those Transition Services that are identified in Exhibit A hereto. In addition to its obligations and liabilities hereunder, Client shall have those obligations and liabilities relating to the Transition Services described in Exhibit A hereto.


4.    SOFTWARE MAINTENANCE SERVICES

4.1   Updates.    Prior to developing each new version of BANCStar Processor and
      BANCStar Generator, BSI shall consult with Client to determine its needs and the extent to which the proposed new version would meet those needs. BSI shall provide to Client all generally available updates and new versions of BANCStar Processor and BANCStar Generator that are developed by BSI. BSI shall deliver each such update and new version of BANCStar Processor to Client, on suitable medium and in both object and source code, at the time BSI first makes such software generally available to its customers. BSI shall deliver each such update and new version of BANCStar Generator to Client, on suitable medium and in both object and source code, at the time BSI first makes application programs generated by such software (other than custom programs for specific users) available to its customers. Each such update and new version that is delivered to Client

C-289635.V03

      pursuant to this Section shall be deemed to be licensed to Client subject to all of the terms, conditions, restrictions and limitations applicable hereunder to licensed versions of the BANCStar Processor or BANCStar Generator, as the case may be.

4.2 Documentation. At the time that it delivers each updated or new version of BANCStar Processor to Client, BSI shall deliver to Client on suitable electronic medium or in hard copy, any then existing updated version of the related Standard User Manual and standard demonstration application set. At the time that it delivers each updated or new version of BANCStar Generator to Client, BSI shall deliver to Client on suitable electronic medium or in hard copy, any then existing updated version of the related Technical Reference Guide. If any of the foregoing updated documentation is not available at the time that the updated or new version of the software is delivered to Client, BSI shall deliver to Client any such documentation that BSI may subsequently create as soon as any such documentation becomes generally available. All of the foregoing documentation that is delivered to Client pursuant to this Section shall be deemed to be licensed to Client subject to all of the terms, conditions, restrictions and limitations applicable hereunder to licensed versions of the BANCStar Processor or BANCStar Generator, as the case may be.

4.3   Technical Support.     BSI shall provide to Client reasonable levels of
      technical consultation and advice relating to the application and use of the BSI Software, including all updated and new versions thereof delivered to Client pursuant to this Agreement. All such consultation and support shall be by telephone during the hours that BSI generally makes such support available to its other customers. In addition, BSI shall provide to Client on a regular basis any patches that are generally made available to customers to correct errors in licensed versions of BSI Software. BSI shall have no obligation to develop software or documentation for Client, to provide consultation or assistance at Client's premises or to provide support or other services of any nature whatsoever to Client's sublicensees.

4.4   Maintenance Term.      BSI shall provide the Maintenance Services to
      Client for a period of one year commencing upon the execution of this Agreement and shall continue thereafter to provide the Maintenance Services to Client during the term of this Agreement for so long as, and to the extent that BSI continues to generally offer such support services to its customers relating to the BSI Software licensed hereunder.


5.    WARRANTIES AND REMEDIES

5.1 Warranties. Client acknowledges that BSI has agreed to allow Client to hire present BSI employees who are knowledgeable and experienced in the use, maintenance and application of BSI Software. Accordingly, BSI is providing all of the BSI Software and related documentation hereunder, specifically including any updates and new versions thereof provided pursuant to the Maintenance Services, "AS IS" without any warranty whatsoever. BSI EXPRESSLY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, RELATING TO THE BSI SOFTWARE INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.2 Limitation of Liability. IN NO EVENT SHALL BSI BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE, DATA OR USE, ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER IN AN ACTION IN CONTRACT, BREACH OF WARRANTY OR TORT, EVEN IF BSI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5.3 Indemnity. BSI shall indemnify, defend and hold Client harmless from any loss, damage or cost (including attorneys fees and court costs should BSI breach its obligation to defend) arising out of a third party claim that any BSI Software infringes any copyright, trade secret, patent or other intellectual property right of that third party in the United States.
      BSI s obligation of indemnification is contingent upon Client promptly notifying BSI of any such claim, granting BSI the sole control over the defense and settlement of such claim and cooperating with BSI in the defense of the claim (at the expense of BSI). At BSI s option, it may mitigate Client's losses by: (a) modifying or replacing the BSI Software so that it performs comparable functions without material degradation in efficiency and without infringement; or (b) obtaining a royalty-free license for Client and Client's sublicensees to use the infringing BSI Software in the manner permitted herein. Any damages payable by Client to any third party as a result of such infringement shall be considered to be "Purchaser's Damages" under that Stock Purchase Agreement between the parties of even date herewith, subject to the cumulative limitations on liability included therein.


6.    CONFIDENTIALITY

6.1 Definition and Identification of Confidential Information. The term "Confidential Information" means BANCStar Generator and BANCStar Processor and any documentation, algorithm, compilation of information, method, technique or process related thereto that is not generally known to the public and that derives value from not being generally known to the public.

6.2 Limitations on Disclosure and Use of Confidential Information. Client agrees that it will use the same degree of care in protecting the confidentiality of the Confidential Information that it uses to protect its own confidential information of like importance. In addition, Client agrees that it shall: (a) not use the Confidential Information for any purpose beyond the scope of this Agreement; (b) upon request by BSI, return any portion of the Confidential Information that Client no longer has the right to use, including all copies thereof, and all abstracts, summaries or documents produced using such Confidential Information; (c) not disclose any part of the Confidential Information to any person or entity other than as expressly permitted herein; and (d) take reasonable steps to assure that its employees and consultants who have access to the Confidential Information do not use or disclose any part of the Confidential Information in violation of this Agreement.

6.3 Exclusions. Client's obligations under this Agreement shall not apply to any information that: (a) at the time of disclosure to Client was in the public domain or subsequently becomes a part of the public domain through no breach of this Agreement; (b) Client had in its possession at the time of disclosure by BSI, as established by written documentation in existence at the time, and that was not acquired directly or indirectly from BSI;
      (c) Client subsequently acquires by lawful means from a third party who is under no obligation of confidentiality or non-use owed to BSI; or (d) Client subsequently develops without any use of or reference to the Confidential Information, as established by written documentation produced contemporaneously with the development of such information. In addition, nothing in this Article 6 shall be construed as precluding Client from granting any license permitted hereunder and delivering the licensed software and documentation to the permitted sublicensee.

6.4 Disclosure Pursuant to Legal Process. Should Client become legally compelled to disclose any portion of the Confidential Information in connection with a lawsuit or similar proceeding or to any governmental agency, Client shall give BSI prompt notice of that fact, including in its notice the legal basis for the required disclosure and the nature of the Confidential Information that must be disclosed. Client shall cooperate fully with BSI in obtaining a protective order or other appropriate protection relating to the disclosure and subsequent use of the Confidential Information. Client shall disclose only that portion of the Confidential Information that is legally required to be disclosed.

6.5 Enforcement. Client acknowledges that BSI would have no adequate remedy at law should Client breach its obligations under this Article and agrees that BSI shall be entitled to enforce its rights under this Article by obtaining appropriate equitable relief including a temporary restraining order and an injunction.


7.    FEES

      In consideration of BSI's license to Client of the BSI Software and its provision of the Transition Services and the Maintenance Services, Client shall pay BSI the fees specified on Exhibit B hereto in accordance with the schedule set forth on Exhibit B hereto. The quoted fees do not include taxes. Any federal, state or local taxes based on the products or services provided under this Agreement shall be paid by BSI.


8.    MISCELLANEOUS PROVISIONS

8.1 Export Administration. Client may not use or sublicense BSI Software for use outside of the United States without the prior written consent of BSI, which will not be unreasonably withheld. In no event may Client export any BSI Software or use any BSI Software outside the United States unless it has complied fully with all relevant regulations of the U.S. Department of Commerce and with the U.S. Export Administration Act. Client will deliver to BSI any requested certifications of compliance.

8.2 Governing Law. This Agreement shall be governed by the laws of the State of North Carolina.

8.3 Notices. All notices, including notices of address changes, required to be sent hereunder shall be in writing and shall be deemed to have been given when mailed by prepaid certified mail, return receipt requested, or sent by telefax to the party at the address set forth with its signature below.

8.4 Interpretation of Agreement. In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force and effect. No delay or failure by either party in exercising any right under this Agreement shall be construed to be a waiver of that right nor of the right to assert a claim with respect to any future breach of this Agreement.

8.5 Assignment. Client may assign all or any part of its rights hereunder to LSI or to any other Affiliate (as defined below) but Client shall remain fully responsible for the compliance by its Affiliate with all of the terms, conditions, limitations and restrictions contained herein. As used in this Agreement, the term "Affiliate" means any entity that is directly or through one or more intermediaries controlled by Client, such control to be evidenced by ownership of at least fifty percent (50%) of the voting stock or other equity interests of an entity. Should Client, LSI or any such Affiliate be directly or indirectly acquired by a third party (whether in connection with a sale of stock or assets) the rights hereunder shall lapse as to that third party unless BSI has consented to such acquisition. BSI agrees that it shall not unreasonably withhold or delay any such consent. Neither party may otherwise assign any right or obligation under this Agreement to any third party.

8.6 Force Majeure. Neither party shall be held responsible for any delay or failure in performance to the extent that such delay or failure is caused by fire, flood, explosion, war, strike, embargo, government regulation, civil or military authority, act of God, acts or omissions of carriers or other similar causes beyond its control.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date first above written.


BROADWAY & SEYMOUR, INC.             JACK HENRY & ASSOCIATES, INC.


By:/s/ William W. Neal               By:/s/ Michael E. Henry

Title: President                     Title: Chairman and
                                     Chief Executive Officer

NOTICE:                              NOTICE:

Broadway & Seymour, Inc.             Jack Henry & Associates, Inc.
128 South Tryon Street               663 Highway 60
Suite 1000                           Monett, Missouri  65708
Charlotte, North Carolina  28202     Attention:  Mr. Mike Henry
Attention:  Mr. William W. Neal      Fax: (417) 235-1765
Fax:  (704) 344-3542